Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-177273, 333-187695, 333-197495, 333-208121, 333-222521 and 333-251568) on Form S-8 and (No. 333-240044) on Form F-3 of our reports dated April 26, 2023, with respect to the consolidated financial statements of VNET Group, Inc.  and the effectiveness of internal control over financial reporting.

/s/ KPMG Huazhen LLP

Beijing, China

April 26, 2023